Exhibit 19.1

AerSale Corporation

FIRST AMENDED AND RETATED

Insider Trading Compliance Policy

(As of August 3, 2023)

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

•	Section I provides an overview;
•	Section II sets forth the policies of the AerSale Corporation (the “Company”) prohibiting insider trading;
•	Section III explains insider trading;
•	Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
•	Section V sets forth additional transactions that are prohibited by this Policy;
•	Section VI explains Rule 10b5-1 trading plans; and
•	Section VII refers to the execution and return of a certificate of compliance.

I.Summary

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company.  “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security.  As explained in Section III below, “inside information” is information that is both “material” and “non-public.”  Insider trading is a crime.  The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines.  Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors and employees of the Company.  Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy.  This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.  This Policy extends to all activities within and outside an individual’s Company duties.  Every officer, director and employee must review this Policy.  Questions regarding the Policy should be directed to the General Counsel or the Chief Financial Officer.

II.Statement of Policies Prohibiting Insider Trading

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.

These prohibitions do not apply to the following “permitted transactions”:

•	purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
•

exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•

purchases of the Company’s securities, through periodic, automatic payroll contributions to the Company’s 2020 Employee Stock Purchase Plan (“ESPP”). However, electing to enroll in the ESPP, making any changes in elections under the ESPP and selling any Company securities acquired under the ESPP are subject to trading restrictions under this Policy; or

•

purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.  For more information about Rule 10b5-1 trading plans, see Section VI below.

In addition, no officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law.  “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.  “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.  These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

•	trading by insiders while in possession of material, non-public information;
•

trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.	What Facts are Material?

The materiality of a fact depends upon the circumstances.  A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security.  Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about:

•	financial information, including corporate earnings or earnings forecasts;
•	mergers, acquisitions, tender offers, joint ventures, dispositions or changes in assets;
•	major new products or product developments;
•

important business developments, such as developments regarding strategic partnerships or the Company’s relationship with licensors, collaborators, customers or suppliers (such as the acquisition or loss of a contract);

•	incidents involving cybersecurity, data protection or personally identifiable information;
•	developments regarding the Company’s intellectual property portfolio;
•	changes in control or management;
•	significant litigation or regulatory actions;
•	significant financing developments including pending public sales or offerings of debt or equity securities;
•	changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report;

•

events regarding the Company’s securities, for example, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders and public or private sales of securities; and

•	bankruptcies or receiverships.

Moreover, material information does not have to be related to a company’s business.  For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B.	What is Non-Public?

Information is “non-public” if it is not available to the general public.  In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.  In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.  Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.  If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday.  If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Chief Financial Officer.

C.	Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material non-public information about a company.  Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities.  All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy.  This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders.  Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider.  Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade.  In other words, a tippee’s liability for insider trading is no different from that of an insider.  Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers.  The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.  Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;
•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,479,282 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal.  Insider trading violations are not limited to violations of the federal securities laws.  Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution.  The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance.  Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information.  The SEC aggressively investigates even small insider trading violations.

G.	Examples of Insider Trading

Examples of insider trading cases include:

•	actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
•	friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
•	government employees who learned of such information in the course of their employment; and
•	other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations.  These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically.  Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock.  The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits.  The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail.  Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition.  This tip causes the friend to purchase X Corporation’s stock in advance of the announcement.  The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits.  The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.	Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls.  The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC.  These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.Statement of Procedures Preventing Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.  Every officer, director and designated employee is required to follow these procedures.

A.	Pre-Clearance of All Trades by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions (including by gift) of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the General Counsel, the Chief Financial Officer or the Chief Executive Officer as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the General Counsel and the Chief Financial Officer.  Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.  For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to pre-clearance may be updated from time to time by the Chief Financial Officer or Chief Executive Officer.

A request for pre-clearance must be in writing (including without limitation by e-mail), should be made at least two (2) business days in advance of the proposed transaction and must include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved ( a Request for Approval to Trade form is attached as Attachment B and should be used to facilitate the pre-clearance process). In addition, unless otherwise determined by the General Counsel or the Chief Financial Officer, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel or Chief Financial Officer) that he, she or it is not aware of material, non-public information about the Company.  The General Counsel and Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction, provided that the General Counsel and Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer.  All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel or the Chief Financial Officer (or the Chief Executive Officer, in the case of the General Counsel or Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the General Counsel or Chief Financial Officer).  A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution.  Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

B.	Black-Out Periods

No officer, director or other employee designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to quarterly blackout periods shall trade any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 15th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for trades  made pursuant to the permitted transactions described in Section II.  For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 15 and end at the close of trading on the second full trading day after the public release of earnings data for such fiscal quarter. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly blackout periods may be updated from time to time by the Chief Executive Officer, Chief Financial Officer or General Counsel.

The safest period for trading in the Company’s securities, assuming the absence of material, nonpublic information, generally is the first ten trading days following the end of a black-out period discussed above. This is because officers, directors and employees will, as any quarter progresses, be increasingly likely to possess material, nonpublic information about the expected financial results for that quarter.

Exceptions to the black-out period policy may be approved only by the General Counsel or the Chief Financial Officer (or, in the case of an exception for the General Counsel or the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the General Counsel or Chief Financial Officer, the Chief Executive Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public.  Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

C.	Post-Termination Transactions

If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company

1.Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis.  In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Financial Officer.

E.	Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•	maintaining the confidentiality of Company-related transactions;
•

conducting their business and social activities so as not to risk inadvertent disclosure of confidential information.  Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

•

restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•	restricting access to areas likely to contain confidential documents or material, non-public information;
•	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
•	avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions.  Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy.  In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.	Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information.  Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over-the-counter market, are prohibited by this Policy.

C.	Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.  Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans).  Margin purchases of the Company’s securities are prohibited by this Policy.  Pledging the Company’s securities as collateral to secure loans is prohibited.  This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company.  Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy.  Under a T+2 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously.  This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer.  Questions about cashless exercises should be directed to the General Counsel or Chief Financial Officer.

F.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons.  It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.Rule 10b5-1 Trading Plans

A.	Overview

Rule 10b5-1 under the 1934 Act (“Rule 10b5-1”) presents an opportunity for insiders to establish arrangements to trade or gift Company stock without the restrictions of trading windows and blackout periods, even when there is undisclosed material information. Rule 10b5-1 provides an affirmative defense for directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in or gift the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms and conditions of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. Trading Plans entered into by a director or Section 16 officer must include a representation certifying that, on the date of adoption of such Trading Plan, the individual is not aware of any material, non-public information about the Company or the securities under the Trading Plan and the individual is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities.  Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the General Counsel or Chief Financial Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable.  However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period.  Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.  However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.  Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities.  Failure to discontinue purchases, sales, or other trades as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading or gifting of the Company’s stock, including the exercise of options and the payment of applicable withholding taxes arising in connection with the exercise of options or the vesting of other equity-based awards. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period between the establishment of a Trading Plan and commencement of any transactions under such plan of (i) with respect to a director, or an officer who is a Section 16 reporting person, the later of (a) 90 days after the adoption of the Trading Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K covering the completed fiscal quarter in which the Trading Plan was adopted, or (ii) with respect to a person who is not a director or Section 16 officer, 30 calendar days after the adoption of the Trading Plan. An individual may not adopt more than one Trading Plan (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D) under the 1934 Act). Furthermore, an individual may have only one single trade plan during any consecutive 12-month period, except for sell-to-cover arrangements that are eligible for the exception under Rule 10b5-1(c)(ii)(D)(3). A single-trade plan is one that is “designed to effect” a trade in a single transaction.

Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

•

First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

•	Second, the Trading Plan must:
•

specify the amount of securities to be purchased, sold or gifted, the price at which the securities are to be purchased, sold or gifted and the date on which the securities are to be purchased, sold or gifted;

•	include a written formula or algorithm or computer program for determining the amount, price and date of the transactions; or
•	prohibit the individual from exercising any subsequent influence over the purchase, sale or gift of the Company’s stock under the Trading Plan in question.

•	Third, the purchase, sale or gift must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
B.	Revocation of and Amendments to Trading Plans

Revocation of or amendments to Trading Plans should occur only in unusual circumstances.  Effectiveness of any revocation of or amendment to a Trading Plan will be subject to the prior review and approval of the Authorizing Officer.  A pre-approved revocation or amendment is effected upon written notice to the broker.  Revocation of a Trading Plan or an amendment to the amount, price, or timing of the purchase or sale of securities underlying a Trading Plan will be subject to the cooling off period described above.

Under certain circumstances, a Trading Plan must be revoked.  This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company.  The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

C.	Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

D.Pre-Approval

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential trades in Company securities such as sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders at least five days in advance of such plan being entered into. .  The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

E.	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings.  A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a trading plan that complies with Rule 10b5-1 and was adopted on ____.”  For Section 16 reporting persons, Form 4s must be filed before the end of the second business day following the date that a transaction was executed. The checkbox on Form 4 indicating that the reported transaction was intended to satisfy the affirmative defense conditions of  Rule 10b5-1should be checked.

F.	Options

Exercises of options for cash may be executed at any time.  “Cashless exercise” option exercises through a broker are not permitted during blackout periods.  However, the Company will permit same day sales under Trading Plans.  If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank.  Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form.  The insider should not be involved with this part of the exercise.

G.	Restricted Stock Units and Performance Share Units

The sale of shares to cover withholding taxes on the vesting of restricted stock units and performance share units are not permitted during blackout periods. However, the Company will permit “sell-to-cover” transactions in which an insider instructs a broker to sell shares in order to satisfy tax withholding obligations at the time restricted stock units or performance share units vest in accordance with a Trading Plan. When a broker is required to sell shares in order to satisfy tax withholding obligations upon the vesting of restricted stock units or performance share units in accordance with a Trading Plan, the broker will notify the Company in writing and will work with the administrator of the Company’s stock plans to determine the number of shares to be sold to satisfy such tax withholding obligations. The insider should not be involved with the determination of the number of shares to be sold to satisfy tax withholding obligations.

H.	Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

I	Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1.  It will consider in each case whether a public announcement of a particular Trading Plan should be made.  It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

J.	Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

K.	Limitation on Liability

None of the Company, the Chief Financial Officer, the Chief Executive Officer, the Authorizing Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV of this Policy.  Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the General Counsel, the Chief Executive Officer, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

VII.Execution and Return of Certification of Compliance

After reading this Policy and on an annual basis, all officers, directors and employees should execute and return to the General Counsel the Certification of Compliance form attached hereto as “Attachment A.”

Attachment A

CERTIFICATION OF COMPLIANCE

RETURN BY [_________] [insert return deadline]

TO:	__________________, General Counsel
FROM:	__________________________
RE:	INSIDER TRADING COMPLIANCE POLICY OF AERSALE CORPORATION

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) AerSale Corporation, to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE	DATE

TITLE

Attachment B

REQUEST FOR APPROVAL TO TRADE

AERSALE CORPORATION SECURITIES

Status (check applicable boxes)

□	Executive Officer
□	Board Member
□	Other Designated Person

Type of Security (check applicable boxes)

□	Common stock
□	Preferred stock
□	Stock Option
□	Warrant

Number of Shares in current transaction

Proposed Time Frame of Transaction

Type of Transaction (check applicable boxes)

□	Purchase
□	Sale
□	Gift
□	Stock option/warrant exercise:

Exercise Price $            .

Exercise Price paid as follows:

□	Broker's cashless exchange
□	cash

□other

Withholding tax (if applicable) paid as follows:

□	Broker's cashless exchange
□	other

Transactions in AerSale Securities within the last six (6) months:

□	Purchase-Date	; # of Shares	; Price
□	Sale- Date	; # of Shares	; Price
□	Other- Date	; # of Shares	; Price

Broker Contact Information
Company Name
Contact Name
Telephone
Account Number

I am not currently in possession of any material non-public information relating to AerSale Corporation and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non public information regarding AerSale arises and, in the reasonable judgment of AerSale, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature                                                                Date

Print Name

Telephone Number Where You May Be Reached

□	Request Approved (transaction must be completed during the Window Period (as defined in the AerSale’s Corporation Insider Trading Policy) in which this approval was granted.
□	Request Approved (transaction must be completed during the Window Period (as defined in the AerSale’s Corporation Insider Trading Policy) in which this approval was granted.
□	Request Denied
□	Request Approved with the following modification

Company Approval:

Signature                                                   Name:

Signature

Name: